EXHIBIT 23.2

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                         Consent of Independent Auditors

                  We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Republic Security Financial Corporation 1997 Performance Incentive Plan, the Republic Savings Financial Corporation 1991 Director Stock Option Plan, the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Plan, the Republic Security Financial Corporation 1993 Director Stock Option Plan and the Family Bank Stock Option Plan, of our report dated January 17, 2001, with respect to the consolidated financial statements of Wachovia Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Winston-Salem, North Carolina
March 7, 2001